Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Chief Corp Communications and Investor Relations Officer 650-433-3247 | julie.dewey@nevro.com

Nevro Announces Preliminary, Unaudited Fourth Quarter and Full-Year 2022 Revenue and Provides Full-Year 2023 Revenue Guidance

Company Announces 2023 Retirement Plans of D. Keith Grossman from Positions of CEO and President;

Will Remain as Chairman of the Board

Company to Present Today at J.P. Morgan Healthcare Conference at 3:45 pm Pacific Time

REDWOOD CITY, California – January 9, 2023 – Nevro Corp. (NYSE: NVRO), a global medical device company that is delivering comprehensive, life-changing solutions for the treatment of chronic pain, today announced its preliminary, unaudited fourth quarter and full-year 2022 revenue results. The company also provided full-year 2023 revenue guidance and announced its Chief Executive Officer and President, D. Keith Grossman, has informed the Board of his intention to retire as CEO in 2023 following the selection of his successor. Mr. Grossman will remain in his role as Chairman of the Board.

Financial Highlights

•
Fourth Quarter 2022 Worldwide Revenue of Approximately $113.8 Million Grew 11% As Reported and 12% Constant Currency Compared to Fourth Quarter 2021
•
Full-Year 2022 Worldwide Revenue of Approximately $406.4 Million
•
Painful Diabetic Neuropathy Indication (PDN) Sales of Approximately $17.3 Million Grew 332% Over Prior Year, Bringing Full-Year PDN Sales to $48.0 Million
•
Company Provides 2023 Revenue Guidance of $445 Million to $455 Million, or 10% to 12% Growth Over 2022. Guidance Includes PDN Revenue of Approximately $75 Million to $85 Million, or 56% to 77% Growth Over 2022.

Fourth Quarter 2022

Preliminary, unaudited fourth quarter 2022 worldwide revenue is expected to be approximately $113.8 million, an increase of 11% as reported and 12% on a constant currency basis, compared to $102.8 million in the fourth quarter of 2021. PDN represented approximately $17.3 million in revenue and 16% of worldwide permanent implant procedures in the fourth quarter of 2022.

Preliminary, unaudited fourth quarter 2022 U.S. revenue is expected to be approximately $99.8 million, reflecting growth of 13% over $88.4 million in the fourth quarter of 2021. Fourth quarter U.S. trial procedures were up approximately 9% versus prior year. Fourth quarter U.S. PDN trial procedures represented approximately 20% of total U.S. trial volume and grew approximately 15% sequentially over the third quarter of 2022.

Preliminary, unaudited fourth quarter 2022 international revenue is expected to be approximately $14.1 million, a decrease of 2% as reported or an increase of 9% on a constant currency basis, compared to $14.3 million in the fourth quarter of 2021.

Page | 1

The limited market release of the HFX iQ™ system continues to progress well, and the company continues to anticipate a full market launch in early 2023 with a meaningful shift in mix to the HFX iQ product following the full market launch. As a result, the company expects to recognize charges to Cost of Goods Sold in the fourth quarter of 2022 of approximately $2.0 million related the write-off of a portion of its legacy product inventory. The company also expects to incur restructuring charges in its Operating Expenses totaling approximately $1.0 million, the majority of which will occur in the fourth quarter of 2022.

Full-Year 2022

Nevro's preliminary, unaudited full-year 2022 worldwide revenue is expected to be approximately $406.4 million, an increase of 5% as reported or an increase of 7% on a constant currency basis, compared to $386.9 million for full-year 2021. Worldwide revenue for 2022 includes approximately $48.0 million of revenue for PDN, compared to $5.7 million for full-year 2021. Preliminary, unaudited full-year U.S. revenue is expected to be approximately $348.2 million, reflecting growth of 7% over $326.2 million in the prior year period. Preliminary, unaudited full-year international revenue is expected to be approximately $58.2 million, a decrease of 4% as reported or an increase of 6% on a constant currency basis, compared to $60.7 million in the prior year period.

“I am very pleased with the significant efforts of the Nevro team to serve our customers and patients, and execute on our plans throughout 2022,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “We continued to move our business forward and see encouraging signs of recovery, which we expect to continue throughout 2023. Our PDN progress with referring clinicians, payers and clinical societies has exceeded our expectations, and we are looking forward to continuing to develop this exciting growth platform this year. The limited launch of our new HFX iQ system has been very well received, and as a result, we look forward to leading the way with the first AI-driven SCS therapy that brings truly personalized relief to patients who need it most. I’m very pleased with the building blocks that are now in place for attractive growth and leverage going forward, and we believe the challenges to our market will gradually but steadily improve throughout 2023.”

Full-Year 2023 Revenue Guidance

The company currently expects full-year 2023 worldwide revenue of approximately $445 million to $455 million, an increase of 10% to 12% over prior year. This full-year 2023 guidance includes approximately $75 million to $85 million of PDN revenue, an increase of 56% to 77% over prior year. This guidance assumes the full year of 2023 will see a steady recovery and includes no significant business impact from new COVID variants or waves and its related impacts on patient willingness to seek elective care, and near-term improvement in healthcare facility restrictions and steady improvement in healthcare facility staffing limitations.

Nevro plans to report its full financial results and provide more detail for its fourth quarter and full-year 2022 financial results after the market closes on Thursday, February 16, 2023, to be followed by its quarterly conference call at 1:30 pm Pacific Time that day.

Nevro Announces Retirement Plans of CEO and Initiation of Search Process

The company also announced that D. Keith Grossman, its Chairman, CEO and President, has informed the Board of his intention to retire from his CEO and President duties in 2023 following the selection of his successor. Mr. Grossman will continue to serve as the Chairman of Nevro’s board following the CEO succession. Nevro’s Board of Directors is commencing a targeted search process to identify a new CEO with the assistance of a leading executive search firm.

Page | 2

Mr. Grossman’s retirement follows a successful career of nearly 40 years of CEO and executive-level leadership in the medical device industry.

“I’m extremely proud of the significant progress we have made over the past four years, and I believe now more than ever Nevro is well-positioned for future growth and poised to enter an exciting period of progress,” Mr. Grossman said. “With what we believe will be continued recovery in our markets, important new products like the HFX iQ platform, entirely new patient populations such as PDN and NSBP, and the opportunity for attractive operating leverage on future growth as a result of our intense focus on the scalability of our expense structure, the outlook for Nevro is very bright. It’s been my honor to serve as CEO and work alongside all of the talented and dedicated Nevro team members who are committed to our vision, values and most importantly to our patients. I am excited to remain in my role as Chairman of the Board and look forward to continuing to be a part of this company’s successes.”

Nevro to Present Today at J.P. Morgan Healthcare Conference

D. Keith Grossman, Chairman, CEO and President of Nevro, will present at the J.P. Morgan Healthcare Conference today at 3:45 pm Pacific Time / 6:45 pm Eastern Time. Following this presentation, Mr. Grossman will be joined by Rod MacLeod, CFO of Nevro, for a question and answer session. A live webcast of this event, as well as an archived recording, will be available in the Investors section of Nevro's website at www.nevro.com on the “Events and Presentations” page.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com. The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 100,000 patients globally. Nevro’s comprehensive HFX™ spinal cord stimulation (SCS) platform includes a Senza SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy.

Senza®, Senza II®, Senza Omnia™, and HFX iQ™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy™. Nevro’s unique support services provide every patient with an HFX Coach™ throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, 10 kHz Therapy, HFX, the HFX logo, HFX iQ, the HFX iQ logo, HFX Algorithm, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp. Patents covering Senza HFX iQ and other Nevro products are listed at Nevro.com/patents.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: the company's expectations for its fourth

Page | 3

quarter and full-year 2022 worldwide, U.S. and international revenue; the company's expectations for its full-year 2023 revenue; our expectation that the gradual overall trend of SCS market recovery will continue throughout 2023; our belief that the building blocks are now in place for attractive growth and leverage going forward, and the challenges to our market will gradually but steadily improve throughout 2023; and the belief that Nevro is well-positioned for future growth and poised to enter an exciting period of progress and that the outlook for Nevro is very bright. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 23, 2022, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our preliminary operating results for the fourth quarter and full year ended December 31, 2022 are subject to adjustment as we complete our year-end audit and other processes and are not necessarily indicative of our operating results for any future periods.

Amounts may not add due to rounding.

###

Page | 4